CORNING INCORPORATED

Offer to Purchase

For Cash Up to $800,000,000 Aggregate Principal

Amount at Maturity of its Outstanding

Zero Coupon Convertible Debentures Due November 8, 2015

(CUSIP No. 219350 AJ 4)

THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 4, 2003, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

Corning Incorporated, a New York corporation (referred to as “Corning,” “we,” “our” or “us”), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase for cash at a price (determined by the “Modified Dutch Auction” procedure described below) not greater than $750 nor less than $725 per $1,000 principal amount at maturity, up to $800,000,000 aggregate principal amount at maturity of its Zero Coupon Convertible Debentures Due November 8, 2015 (the “Notes”).

As of May 5, 2003, there was $1,720,044,000 aggregate principal amount at maturity of Notes outstanding. The maximum aggregate principal amount at maturity of the Notes which may be purchased in the Offer is referred to as the “Offer Amount”. The Offer Amount represents approximately 47% of the aggregate principal amount at maturity of the Notes outstanding as of May 5, 2003. As of May 6, 2003, the Notes are convertible into shares of our common stock, par value $0.50 per share, at a rate of 8.3304 shares of common stock per $1,000 principal amount at maturity. Our shares of common stock are traded on the New York Stock Exchange under the symbol “GLW.” On May 6, 2003, the last reported sales price of a share of our common stock, as reported on the New York Stock Exchange, was $5.70.

Under the “Modified Dutch Auction” procedure, we will determine a single purchase price not greater than $750 or less than $725 per $1,000 principal amount at maturity of Notes, that, subject to the terms and conditions of the Offer, we will pay for Notes validly tendered and not withdrawn pursuant to the Offer, taking into account the principal amount at maturity of Notes so tendered and the prices specified by tendering holders. We will select the lowest purchase price that will allow us to buy up to $800,000,000 principal amount at maturity of the Notes. If more than $800,000,000 principal amount at maturity of Notes is validly tendered and not withdrawn, such Notes will be purchased at the purchase price determined by Corning on a pro rata basis, subject to the terms and conditions of the Offer. Only Notes validly tendered at prices at or below the purchase price determined by us, and not withdrawn, will be subject to purchase pursuant to the Offer. Upon the terms and the conditions of the Offer, including the proration provisions, we will purchase at the single purchase price, net to the seller in cash, all Notes that are validly tendered at prices at or below the purchase price and not withdrawn. We will return all Notes not purchased as promptly as practicable after the Offer is completed or terminated.

Corning’s Board of Directors has approved the making of the Offer by Corning. However, none of Corning, our Board of Directors or employees, the Dealer Managers, the Depositary, the Information Agent or any of their respective affiliates, makes any recommendation to any holder as to whether to tender or refrain from tendering Notes, or as to the price or prices at which you may choose to tender your Notes.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that you should read before making any decision with respect to the Offer. The Offer is not conditioned on the tender of a minimum amount of Notes. The Offer is, however, subject to other terms and conditions. See Section 12— “Conditions of the Offer.”

You may direct questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, to Georgeson Shareholder Communications Inc., which is acting as the Information Agent, or to J.P. Morgan Securities Inc. or Banc of America Securities LLC, which are the Dealer Managers. Their addresses and telephone numbers appear on the back cover of this Offer to Purchase.

The Dealer Managers for the Offer are:

JPMorgan	Banc of America Securities LLC

May 7, 2003.

IMPORTANT INFORMATION

If you, a holder of Notes, desire to tender your Notes, you must, prior to the Expiration Time, either (a) if you hold physical certificates evidencing such Notes, complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein (including any applicable signature guarantee requirements and the price at which you are tendering your Notes) and send or deliver the manually signed Letter of Transmittal, together with certificates evidencing such Notes and any other required documents, to Alpine Fiduciary Services, Inc., as Depositary (the “Depositary”) at one of the addresses for the Depositary that appear on the back cover of this Offer to Purchase, (b) if you are a beneficial owner of Notes held in book-entry form, request your broker, dealer, commercial bank, trust company or other nominee to effect such transactions for you, or (c) if you hold Notes through The Depository Trust Company (“DTC”), tender through DTC pursuant to DTC’s Automated Tender Offer Program. In addition, if you desire to tender your Notes and your certificates for the Notes are not immediately available or you cannot comply in a timely manner with the procedure for book-entry transfer described in this Offer to Purchase, or you cannot deliver all of the required documents to the Depositary prior to the expiration of the Offer, you may tender your Notes by complying with the procedure for guaranteed delivery. See Section 9 — “Procedures for Tendering Notes.”

Notwithstanding any other provision of the Offer, Corning’s obligation to accept for purchase, and to pay the purchase price for, each Note validly tendered and not withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of or, where applicable, waiver by Corning of, all “Conditions of the Offer” described in Section 12.

This Offer to Purchase and the Letter of Transmittal contain important information which you should read before you decide whether to tender Notes.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANY ARE GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. NONE OF CORNING, ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR RECOMMENDATION TO ANY HOLDER AS TO WHETHER OR NOT TO TENDER NOTES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THE NOTES. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AMOUNT OF NOTES TO TENDER AND THE PRICE OR PRICES AT WHICH NOTES ARE TENDERED.

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SUMMARY TERM SHEET

The following are answers to questions that you, as a holder of Corning’s Zero Coupon Convertible Debentures Due November 8, 2015, may have in relation to the Offer. We urge you to read the remainder of this Offer to Purchase and the Letter of Transmittal carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. This summary is qualified in its entirety by reference to the Offer to Purchase and the Letter of Transmittal.

What securities are you seeking to purchase in the Offer?

We are offering to purchase, in a “Modified Dutch Auction,” up to $800,000,000 aggregate principal amount at maturity (the “Offer Amount”) of our Zero Coupon Convertible Debentures Due November 8, 2015, which we refer to as the “Notes”. We issued the Notes under an Indenture dated as of November 8, 2000, and a Supplemental Indenture dated as of November 8, 2000, in each case between us and JP Morgan Chase Bank, as trustee. As of May 5, 2003, there was $1,720,044,000 aggregate principal amount at maturity of the Notes outstanding (with an accreted value as of such date of approximately $1,341,000,000). See Section 6 —“Description of Notes and Related Matters.”

Who is offering to buy my Notes?

Corning Incorporated, the issuer of the Notes, is offering to purchase the Notes. Our headquarters is located at One Riverfront Plaza, Corning, New York 14831 and our telephone number is (607) 974-9000. See Section 4—“Certain Information Concerning the Offeror.”

Why are you offering to purchase my Notes?

The purpose of the Offer is to allow us to reduce the debt evidenced by the outstanding Notes.

How much are you offering to pay for the Notes and what is the form of payment?

We are offering to purchase the Offer Amount at a price not greater than $750 or less than $725 per each $1,000 principal amount of Notes due at maturity that we will determine using the “Modified Dutch Auction” procedure. We will determine the lowest purchase price that will allow us to buy up to $800,000,000 principal amount at maturity of the Notes or, if a lesser principal amount at maturity of Notes is validly tendered and not withdrawn, all such Notes that are validly tendered and not withdrawn, at prices not greater than $750 or less than $725 per $1,000 principal amount at maturity of Notes. We refer to the price that we determine as the “Purchase Price” and the same Purchase Price will be paid in respect of all Notes purchased in the Offer. If more than $800,000,000 principal amount at maturity of Notes is validly tendered and not withdrawn, such Notes will be purchased at the Purchase Price, on a pro rata basis, subject to the terms and conditions of the Offer. When we refer to a Note, in the singular, we are referring to a Note representing $1,000 principal amount at maturity. You may tender Notes in denominations of $1,000 principal amount at maturity and integral multiples thereof. You will not have to pay any transfer taxes or fees or commissions to the Dealer Managers, the Depositary or the Information Agent on the sale of Notes pursuant to the Offer provided that the payment for Notes purchased is made, and any unpurchased Notes are returned, directly to you. You may be required to pay commissions to your broker in connection with your tender of Notes. See Section 2 —“Terms of the Offer.”

What is the “Modified Dutch Auction” Procedure?

In the “Modified Dutch Auction” procedure you are permitted to tender your Notes at any price not greater than $750 or less than $725 (in $2.50 increments) per $1,000 principal amount at maturity. When we refer to the “Purchase Price”, we mean the lowest price at which, based on the number of Notes tendered (and not withdrawn) and the prices specified by the tendering holders, that we determine we can purchase, up to the Offer Amount or, if less than the Offer Amount is tendered, all of the Notes validly tendered and not withdrawn. The Purchase Price will not be greater than $750 (the “Maximum Offer Price”) nor less than $725 (the “Minimum Offer Price”) per $1,000 principal amount at maturity. We will pay the Purchase Price in cash, for all of the Notes we purchase under the Offer, even if some Notes purchased were tendered below the Purchase Price.

What is the market value of the Notes?

There is no established trading market for the Notes or any established system for reporting the prices at which the Notes have traded or, are currently are traded. We believe that the Notes are currently traded in the over-the-counter market; however, we do not believe that there is a practical way to determine the trading history of the Notes. Corning believes that trading in the Notes has been limited and sporadic and that the price at which any particular trade has been or is made may not be fully reflective of the value of the Notes. As of May 6, 2003, each $1,000 principal amount at maturity of Notes was convertible into 8.3304 shares of Corning’s common stock, par value $0.50 per share. See Section 5 — “Price Range of Notes and Common Stock; Dividends.”

Do you have the financial resources to make payment?

We have sufficient cash on hand to permit us to repurchase all of the Notes up to the Offer Amount. A portion of the cash on hand was received by us in connection with our sale on April 28, 2003 of 50,000,000 shares of our common stock in a public offering. See Section 11—“Source and Amount of Funds.”

How long do I have to tender in the Offer?

You have until 12:00 Midnight, Eastern time, on June 4, 2003, unless we extend or earlier terminate the Offer, to tender your Notes in the Offer. We refer to the expiration date and time of the Offer, as it may be extended, as the “Expiration Time”. See Section 2 —“Terms of the Offer” and Section 8—“Expiration, Extension, Amendment or Termination of the Offer.” If your Notes are held by a nominee or broker, the nominee or broker may have an earlier deadline for you to accept the Offer.

What if not enough Notes are tendered?

In the event that the principal amount at maturity of the Notes validly tendered (and not withdrawn) prior to the Expiration Time is less than the Offer Amount, all Notes validly tendered and not withdrawn will be accepted, subject to the terms and conditions of the Offer.

What if you receive tendered Notes in excess of the Offer Amount?

In the event that the principal amount at maturity of the Notes validly tendered (and not withdrawn) prior to the Expiration Time at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, we will accept for payment at the Purchase Price such Notes on a pro rata basis. We will make appropriate adjustments to avoid purchases of Notes in a principal amount at maturity other than an integral multiple of $1,000.

How do I set my purchase price?

In the section of the Letter of Transmittal captioned “Description of Notes Tendered,” you may indicate the price (in increments of $2.50 per $1,000 principal amount at maturity) at which you wish to tender your Notes, within the range specified above. Alternatively, you may elect not to specify a purchase price, in which case you will be deemed to have specified the lowest price in the range specified above, namely $725 per $1,000 principal amount at maturity. If the Purchase Price that we pay for your Notes is higher than the Minimum Offer Price, you will receive the higher Purchase Price for your Notes.

Are there any conditions to the Offer?

The Offer is not conditioned upon the tender of a minimum amount of Notes or to any financing condition. Our obligation to consummate the purchase of the Notes in the Offer, however, is subject to the terms and conditions set forth in this Offer to Purchase, including the conditions set forth in Section 12 —“Conditions of the Offer.”

How do I tender my Notes?

•	If you hold your Notes in physical form, send or deliver the certificates for your Notes, the completed and signed Letter of Transmittal, which is included with this document, and any other required documents to Alpine Fiduciary Services, Inc., the Depositary for the Offer, at one of their addresses set forth on the back cover of this Offer to Purchase.

•	If you are the beneficial owner of Notes held in book-entry form, or in “street” name, tender your Notes by requesting your broker, dealer, commercial bank, trust company or other nominee to effect the transaction—this is the only method that may be used to tender Notes that are held in “street” name.

•	If you are a DTC participant, you must tender your Notes through DTC pursuant to its Automated Tender Offer Program for which this transaction is eligible. See Section 9—“Procedures for Tendering Notes.”

In addition, if you desire to tender your Notes and your certificates for the Notes are not immediately available or you cannot comply in a timely manner with the procedure for book-entry transfer described in this Offer to Purchase, or you cannot deliver all of the required documents to the Depositary prior to the Expiration Time, you may tender your Notes by complying with the procedure for guaranteed delivery. See Section 9— “Procedure for Tendering Notes.”

Can the Offer be extended, and under what circumstances?

Yes. We reserve the right to extend the Offer at any time by giving written notice to the Depositary. We will publicly announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release through Business Wire. See Section 8—“Expiration, Extension, Amendment or Termination of the Offer.”

Until what time can I withdraw previously tendered Notes?

You can withdraw previously tendered Notes at any time prior to 12:00 Midnight, Eastern time, on June 4, 2003 unless we extend the Offer, in which case you may withdraw your Notes at any time prior to the new Expiration Time. If we have not accepted for payment the Notes you have tendered to us, you may also withdraw tendered Notes at any time after 12:00 Midnight, Eastern time, on July 2, 2003. See Section 10—“Withdrawal of Tenders.”

How do I withdraw previously tendered Notes?

To withdraw Notes, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you have the right to withdraw the Notes. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures. See Section 9—“Procedures for Tendering Notes” and Section 10—“Withdrawal of Tenders.”

If I tender, when will I receive payment for the Notes?

We will accept for payment Notes validly tendered and not properly withdrawn prior to the Expiration Time subject to the terms and conditions of the Offer, including the terms and conditions of any extension or amendment hereto, subject to proration in the event Notes with an aggregate principal amount at maturity in excess of the Offer Amount are validly tendered and not properly withdrawn prior to the Expiration Time. We will make payment for all accepted Notes promptly after such acceptance. We expect that the payment date will be approximately five business days after the Expiration Time. In no circumstances will we pay interest on the Purchase Price in respect of any delay in payment being made. See Section 2—“Terms of the Offer.”

If I do not tender, will I continue to be able to exercise my conversion rights?

Yes. If you do not tender your Notes for purchase pursuant to the Offer or you make timely withdrawal of previously tendered Notes, your conversion rights will not be affected. As of May 6, 2003, you may convert each Note into 8.3304 shares of our common stock per $1,000 principal amount at maturity. See Section 6—“Description of Notes and Related Matters.”

What will happen to Notes not tendered or purchased in the Offer?

Notes not tendered or purchased in the Offer will remain outstanding and continue to be entitled to all rights and privileges under the Indenture and the Supplemental Indenture. As a result of the consummation of the Offer, the aggregate principal amount at maturity of Notes that remain outstanding will be reduced which may adversely affect the liquidity, and market prices for those Notes not purchased.

Do I have to pay a commission if I tender my Notes?

No commissions are payable by holders to J.P. Morgan Securities Inc. or Banc of America Securities LLC, the Dealer Managers; Georgeson Shareholder Communications Inc., the Information Agent; or Alpine Fiduciary Services, Inc., the Depositary on the sale of Notes pursuant to the Offer provided that the payment for Notes purchased is made, and any unpurchased Notes are returned directly to you. You may be required to pay commissions to your broker in connection with your tender of Notes. See Section 2—“Terms of the Offer.”

What are the material United States federal income tax consequences to me if I tender?

If you are a U.S. Holder, the receipt of cash in payment for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for the Note, and (ii) your “adjusted tax basis” in the Note at the time of the sale. If you have held the Notes as capital assets, such gain or loss will be capital gain or loss except in certain cases to the extent of accrued “market discount.” In general, capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 20% if the Notes were held for more than one year. If you are a non-U.S. Holder, you will only be subject to U.S. federal income tax under certain circumstances. See Section 13—“Certain United States Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You may contact Georgeson Shareholder Communications Inc., the Information Agent, at (800) 849-4134 (toll-free) if you have any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents. You also may contact the Dealer Managers by calling J.P. Morgan Securities Inc. at (212) 834-4388 or (866) 834-4666 (toll-free) or Banc of America Securities LLC at (212) 933-2200 or (888) 583-8900, extension 2200 (toll-free) or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Offer.

Is Corning making any recommendation about the Offer?

No. We express no opinion and remain neutral with respect to whether holders should tender Notes or as to the price or prices at which holders may choose to tender their Notes in response to the Offer. Holders should determine whether or not to accept the Offer and the price or prices at which they choose to tender the Notes based upon their own assessment of current market value, liquidity needs and investment objectives. See Section 2—“Terms of the Offer.”

Statement Regarding Forward-Looking Statements

The statements in this Offer to Purchase and in reports incorporated herein by reference that are not historical facts or information and contain words such as “believe,” “estimate,” “anticipate,” “expect” and similar words are forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause the actual outcome to be materially different. These risks and uncertainties include but are not limited to:

•	global economic conditions;

•	currency fluctuations;

•	product demand and industry capacity;

•	competitive products and pricing;

•	sufficiency of manufacturing capacity and efficiencies;

•	cost reductions;

•	availability and costs of critical materials;

•	new product development and commercialization;

•	attracting and retaining key personnel;

•	order activity and demand from major customers;

•	fluctuations in capital spending by customers in the telecommunications industry and other business segments;

•	financial condition of customers;

•	changes in the mix of sales between premium and non-premium products;

•	facility expansions and new plant start-up costs;

•	adverse litigation or regulatory developments, including future or pending tax legislation;

•	adequacy and availability of insurance;

•	capital resource and cash flow activities;

•	capital spending;

•	equity company activities;

•	interest costs;

•	acquisition and divestiture activity;

•	the rate of technology change;

•	the ability to enforce patents;

•	product performance issues;

•	stock price fluctuations; and

•	other risks detailed in our SEC filings.

We incorporate here in this Offer to Purchase the information set forth under the heading “RISK FACTORS” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2002, by referring to the filing we made with the SEC on February 20, 2003.

We refer to, and incorporate here by reference, the financial statements contained in our Annual Report on Form 10-K for the year end December 31, 2002.

To review the Form 10-K, see the information contained in this Offer to Purchase under the heading “Where You Can Find More Information” in Section 4.

Section 1.    Introduction

We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase for cash at a price of not greater than $750 nor less than $725 per $1,000 principal amount at maturity, up to $800,000,000 aggregate principal amount at maturity of our outstanding Zero Coupon Convertible Debentures Due November 8, 2015 (the “Notes”). As used in this Offer to Purchase, the terms “we,” “our,” and “us” refer to Corning. The Notes were issued under an Indenture dated as of November 8, 2000, and a Supplemental Indenture dated as of November 8, 2000, in each case between us and  JP Morgan Chase Bank, as trustee (the “Indenture”).

The Offer will expire at 12:00 Midnight, Eastern time, on June 4, 2003, unless extended or earlier terminated by us (such time and date, as the same may be extended, the “Expiration Time”). If Notes are accepted for payment pursuant to the Offer, only holders of Notes who validly tender their Notes pursuant to the Offer at or prior to the Expiration Time will receive the Purchase Price. Notes tendered in the Offer may be withdrawn at any time prior to the Expiration Time or at any time after 12:00 Midnight, Eastern time, on July 2, 2003, if Notes previously tendered have not been accepted for payment prior to such time.

In the event that the Offer is not completed for any reason, the Purchase Price will not be paid or become payable to holders of Notes who have tendered their Notes. In such event, the Depositary will return tendered Notes to the tendering holders promptly or, in the case of book-entry Notes, treat the tendered Notes as continuing to be held by the holders as noted in the DTC System.

Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through Business Wire.

Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion, from time to time to purchase any Notes that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms that may or may not differ materially from the terms of the Offer. We will be prohibited from making purchases of Notes outside the Offer for ten business days after completion or termination of the Offer.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

NONE OF CORNING, ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD TENDER THEIR NOTES OR AS TO THE PRICE OR PRICES AT WHICH HOLDERS MAY CHOOSE TO TENDER THEIR NOTES IN RESPONSE TO THE OFFER.

Section 2.    Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash up to $800,000,000 aggregate principal amount at maturity of our outstanding Notes at a purchase price, determined by the “Modified Dutch Auction” procedure described below, of not greater than $750 nor less than $725 per $1,000 principal amount at maturity of the Notes. The lowest price in the price range listed above is referred to as the “Minimum Offer Price.” The highest price in the price range listed above is referred to as the “Maximum Offer Price.” The maximum aggregate principal amount at maturity of the Notes to be purchased is referred to as the “Offer Amount.”

Under the “Modified Dutch Auction” procedure, we will determine a single purchase price that, subject to the terms and conditions of the Offer, we will pay for Notes validly tendered and not withdrawn pursuant to the Offer, taking into account the principal amount at maturity of Notes so tendered and the prices specified by tendering holders. We will select the lowest purchase price that will allow us to buy up to $800,000,000 principal amount at maturity of the Notes. The purchase price so determined is referred to as the “Purchase Price.” Only Notes validly tendered at prices at or below the Purchase Price determined by us, and not withdrawn, will be subject to purchase pursuant to the Offer. Because of the proration provisions described in this Offer to Purchase, all of the Notes tendered at or below the Purchase Price may not be purchased if more than $800,000,000 principal amount at maturity of Notes are validly tendered and not withdrawn. Upon the terms and the conditions of the Offer, including the proration provisions, we will purchase at the single Purchase Price, net to the seller in cash, all Notes that are validly tendered at prices at or below the Purchase Price and not withdrawn. We will return all Notes not purchased promptly after the Offer is completed or terminated.

You will not be required to pay a commission to the Dealer Managers, the Information Agent or the Depositary in connection with the Offer provided that the payment for Notes purchased is made, and any unpurchased Notes are returned, directly to you. You may be required to pay commissions to your broker in connection with your tender of Notes.

You may tender, and we will only accept, Notes tendered in denominations of $1,000 principal amount at maturity and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, all Notes validly tendered in accordance with the procedures set forth in Section 9 — “Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in Section 10 — “Withdrawal of Tenders” prior to the Expiration Time subject to the proration provisions of the Offer. Each tendering holder of Notes whose Notes are accepted for payment pursuant to the Offer will receive the same consideration, the Purchase Price, for each $1,000 principal amount at maturity thereof, as all other holders of Notes whose tenders are accepted.

In the event that the amount of the Notes validly tendered (and not withdrawn) on or prior to the Expiration Time at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, Corning will accept for payment at the Purchase Price, such Notes on a pro rata basis. Corning will make appropriate adjustments to avoid purchases of Notes in a principal amount at maturity other than an integral multiple of $1,000.

Any Notes tendered but not purchased pursuant to the Offer, including Notes not purchased because of proration and Notes tendered pursuant to the Offer at prices greater than the Purchase Price, will be returned to the tendering holders at Corning’s expense promptly following the earlier of the Expiration Time or the date on which the Offer is terminated or, in the case of book-entry notes, maintained in the name of the tendering holder in the DTC System. All Notes not purchased, as well as any Notes not tendered or timely withdrawn will remain outstanding with their existing rights. See Section 6 — “Description of Notes and Related Matters.”

In the event that proration of tendered Notes is required, we will determine the final proration factor as soon as practicable after the Expiration Time. Although Corning does not expect to be able to announce the final results of such proration until approximately five business days after the Expiration Time, we will announce the Purchase Price and preliminary results of proration by press release as soon as practicable after the Expiration Time. Holders may also obtain such preliminary proration information from either the Information Agent or the Dealer Managers. Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that we pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. See Section 8 — “Expiration, Extension, Amendment or Termination of the Offer.”

We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing additional Notes outside of the Offer until at least the 10th business day after the Expiration Time. Following such time, if any Notes remain outstanding, we may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. The decision to repurchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Offer, the consolidated business and financial position of Corning and its subsidiaries, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer as described in this Offer to Purchase.

Our board of directors has approved our making the Offer. However, none of Corning, our board of directors or employees, the Dealer Managers, the Depositary, the Information Agent or their respective affiliates makes any recommendation to any holder of Notes as to whether to tender or refrain from tendering all or any portion of such holder’s Notes or as to the price or prices at which you may choose to tender the Notes. You must make your own decision whether to tender your Notes. You are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes and, if so, the amount of Notes to tender and the price or prices at which Notes are tendered.

Section 3.    Purpose of the Offer

The purpose of the Offer is to enable us to reduce the debt evidenced by the Notes. We will cancel and retire the Notes that we purchase upon the consummation of the Offer.

The Offer may also give holders who are considering the sale of all or some of their Notes the opportunity to sell their Notes for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. Holders of Notes will not be required to pay commissions to either the Dealer Managers, the Depositary or the Information Agent in connection with the tender of their Notes in the Offer provided that the payment for Notes purchased is made, and any unpurchased Notes are returned, directly to you.

Section 4.    Certain Information Concerning the Offeror

We trace our origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

We are a global, technology-based corporation that operates in two reportable business segments:

•	Telecommunications; and

•	Technologies.

The Telecommunications segment produces optical fiber and cable, optical hardware and equipment, photonic modules and components for the worldwide telecommunications industry. The Technologies segment manufactures specialized products with unique properties for customer applications utilizing glass, glass ceramic and polymer technologies. Businesses within this segment include liquid crystal display glass for flat panel displays, environmental products, life science products, glass panels and funnels for televisions and cathode ray products, semiconductor materials, optical and technical products.

Our executive offices are located at One Riverfront Plaza, Corning, New York 14831, and our telephone number at that address is (607) 974-9000. Our website address is www.corning.com. Information on the website does not constitute part of this Offer.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room in Washington D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public without charge from the SEC’s web site at http://www.sec.gov. You may also find these filings and copy them without charge from our website http://www.corning.com. Other information on our website is not incorporated into this Offer.

The SEC allows us to “incorporate by reference” the information we file with the SEC, subject to certain limitations. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Purchase.

This Offer to Purchase includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with the documents. They contain important information about Corning and its financial condition.

(i)  the Tender Offer Statement on Schedule TO which we filed with the SEC on May 7, 2003 (the “Schedule TO”);

(ii)  the section titled “Description of the Debentures” in the Prospectus Supplement which we filed with the SEC pursuant to Rule 424(b)(5) on November 3, 2000, under Corning’s Registration Statement on Form S-3 filed with the SEC on August 23, 2000 (Registration No. 333-44328);

(iii)  the Indenture, dated as of November 8, 2000, and the First Supplemental Indenture, dated as of November 8, 2000, under which the Notes were issued, which we filed with the SEC as Exhibit 4.01 to Corning’s Registration Statement on Form S-3 filed with the SEC on March 15, 2001 (Registration No. 333-57082), and as Exhibit 4.1 to our Current Report on Form 8-K dated as of November 7, 2000, respectively;

(iv)  our definitive Proxy Statement, as amended, for our 2003 Annual Meeting of Shareholders which we filed with the SEC on March 10, 2003, as amended on March 12, 2003;

(v)  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which we filed with the SEC on February 20, 2003; and

(vi)  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, which we filed with the SEC on May 1, 2003.

We encourage holders of the Notes to review carefully any additional documents that we may file with the SEC after the date of this Offer to Purchase and before the Expiration Time. The documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
Attention: Secretary
(607) 974-9000

Section 5.    Price Range of Notes and Common Stock; Dividends

There is no established reporting system or trading market for trading in the Notes. We believe the Notes currently are traded over-the-counter. However, we do not believe that there is a practical way to determine the trading history of the Notes. We believe that trading in the Notes has been limited and sporadic and the price at which any particular trade has been or is made may not be fully reflective of the value of the Notes. Following the consummation of the Offer, we expect that Notes not purchased in the Offer will continue to be traded over-the-counter. However, we anticipate that the trading market for the Notes will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Our purchase of Notes pursuant to the Offer will reduce the float of the Notes and may negatively impact the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer. We cannot assure you that a trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount at maturity of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms. We have not received any information from any securities firm that they will maintain a market in the Notes after the Offer is consummated.

Our common stock into which the Notes are convertible is currently listed on the New York Stock Exchange, or NYSE, under the symbol “GLW.” As of May 6, 2003, the Notes were convertible into common stock at a rate of 8.3304 shares for each $1,000 of principal amount at maturity of the Notes. The following table sets forth, for each period indicated, the high and low sale prices for our common stock as reported on the NYSE and the dividends per share paid during such periods.

	Common Stock Price		Dividends on Common Stock (per share)
	High	Low
Year Ended December 31, 2001
Quarter ended March 31, 2001	$72.19	$19.66	.06
Quarter ended June 30, 2001	27.49	12.60	.06
Quarter ended September 30, 2001	17.08	8.23	—
Quarter ended December 31, 2001	10.90	6.92	—

Year Ended December 31, 2002
Quarter ended March 31, 2002	11.15	6.14	—
Quarter ended June 30, 2002	7.95	2.80	—
Quarter ended September 30, 2002	4.50	1.36	—
Quarter ended December 31, 2002	5.00	1.10	—

Year Ended December 31, 2003
Quarter ended March 31, 2003	6.40	3.34	—
Quarter ended June 30, 2003 (through May 6, 2003)	6.25	5.27	—

On May 6, 2003, the last reported sales price of our common stock on the NYSE was $5.70.

Since the third quarter of 2001 we have not paid, and we do not currently intend to pay for the foreseeable future, dividends on our common stock.

WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES, IF ANY ARE AVAILABLE, AND THE COMMON SHARES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

Section 6.    Description of Notes and Related Matters

The description of the Notes is qualified by a more complete description contained under the caption “Description of the Debentures” in the Prospectus Supplement filed pursuant to Rule 424(b)(5) filed on November 3, 2000 (Registration No. 333-44328) and by the Indenture, copies of which are available, without charge, from the Information Agent. You may also obtain a copy, without charge, from the SEC as described in Section 4 under the heading “Where You Can Find More Information.”

We issued $2,712,546,000 in principal amount at maturity of Notes on November 2, 2000, $1,720,044,000 of which is currently outstanding as of May 5, 2003. The Notes were issued at a discount to their face amount and accrete semi-annually at a rate of 2% per annum. As of May 5, 2003, the aggregate accreted value of all outstanding Notes is approximately $1,341,000,000. The Notes are senior unsecured obligations of Corning.

The issue price per Note was $741.923 (74.1923% of principal amount at maturity) and there are no periodic payments of interest on the Notes. The issue price of each Note represented a yield to maturity of 2% per annum (computed on a semi-annual basis) calculated from November 8, 2000.

The Notes mature on November 8, 2015. The Notes are subject to optional redemption by us on or after November 8, 2005. The Notes are not redeemable by us prior to November 8, 2005. In the event of redemption of the Notes prior to maturity, the amount payable with respect to each Note is the amount equal to the issue price per Note plus the accrued original issue discount to the date of redemption. The table below shows redemption prices of a Note on November 8, 2005, at each November 8 thereafter prior to maturity and at maturity on November 8, 2015. These prices reflect the accrued original issue discount calculated to each such date. The redemption price of a Note redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

Redemption Date	(1) Note Issue Price	(2) Accrued Original Issue Discount At 2%	(3) Redemption Price (1) + (2)
November 8, 2005	$741.923	$ 77.622	$ 819.544
November 8, 2006	$741.923	94.094	836.017
November 8, 2007	$741.923	110.898	852.821
November 8, 2008	$741.923	128.040	869.963
November 8, 2009	$741.923	145.526	887.449
November 8, 2010	$741.923	163.364	905.287
November 8, 2011	$741.923	181.560	923.483
November 8, 2012	$741.923	200.122	942.045
November 8, 2013	$741.923	219.057	960.980
November 8, 2014	$741.923	238.373	980.296
At stated maturity	$741.923	258.077	1,000.000

Each Note is convertible into shares of our common stock at the option of the holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by us. As of May 6, 2003, upon conversion, a holder would receive shares of our common stock at a conversion rate of 8.3304 shares per $1,000 principal amount at maturity of Notes (and any cash payment for fractional shares). The conversion price is subject to adjustment upon the occurrence of certain events. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the shares of our common stock received on conversion.

On November 8, 2005 and on November 8, 2010, we may be required to purchase, at the option of the holder, any outstanding Note. The purchase price payable in respect of a Note will be $819.544 per Note on November 8, 2005 and $905.287 per Note on November 8, 2010, which prices equal the issue price plus accrued original issue discount to the respective purchase dates.

Upon a change in control of Corning, each holder may require us to purchase all or a portion of such holder’s Notes at a price equal to the issue price of such Notes plus accrued original issue discount to the date of repurchase.

If either of the two above-mentioned events occur, we may, at our option, elect to pay the purchase price in cash or shares of our common stock, or any combination thereof. There are certain conditions to our election to pay the redemption price with our common stock.

If a tax event occurs, we have the option to convert the Notes to interest bearing Notes at an annual rate of interest of 2.00% instead of accruing original discount. A tax event will occur if we receive an opinion of independent tax counsel that interest, including original issue discount, would not be deductible on an accrual basis or would not be deductible at all by us for U.S. federal income tax purposes.

Section 7.    Acceptance of Notes for Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for purchase all Notes validly tendered and not withdrawn prior to the Expiration Time at or below the Purchase Price and subject to proration on the business day immediately following the Expiration Time. In the event that the amount of Notes validly tendered at or below the Purchase Price (and not withdrawn) prior to the Expiration Time exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, Corning will accept for payment all such Notes validly tendered (and not withdrawn) on a pro rata basis at the Purchase Price. In all cases Corning will make appropriate adjustments to avoid purchases of Notes in a principal amount at maturity other than an integral of multiple of $1,000. For purposes of the Offer, we will be deemed to have accepted for purchase validly tendered Notes, or defectively tendered Notes with respect to which we have waived such defect which are tendered at a price at or below the Purchase Price if, as and when we give oral or written notice thereof to the Depositary. We will announce the Purchase Price and preliminary results of proration by press release as soon as practicable after the Expiration Time. Promptly after the acceptance of tendered Notes, we will pay the Purchase Price for all Notes validly tendered and not withdrawn under the Offer, subject to the proration provisions of the Offer. We will make this payment by deposit of the aggregate purchase price of the Notes accepted in immediately available funds with the Depositary. Any required proration is expected to be determined within five business days after the Expiration Time. The Depositary will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Under no circumstances will there be any further accretion of the principal amount of the Notes or interest on the Purchase Price because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

We expressly reserve the right, in our sole discretion, to delay acceptance for payment of Notes tendered under the Offer or the payment for Notes accepted for purchase (subject to Rule l4e-l(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the Offer); or to terminate the Offer, in order to comply, in whole or in part, with any applicable law or, if the conditions to the Offer are not met, see Section 12 —“Conditions of the Offer.” In all cases, payment by the Depositary for Notes accepted for purchase pursuant to the Offer to holders or beneficial owners will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 9 —“Procedures for Tendering Notes,” (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent’s Message (as defined in Section 9 —“Procedures for Tendering Notes”) and (iii) any other documents required by the Letter of Transmittal, as applicable.

We will only accept tenders of Notes pursuant to the Offer in principal amounts at maturity equal to $1,000 or integral multiples thereof.

If we do not accept any tendered Notes for payment for any reason pursuant to the terms and conditions of the Offer including, as a result of proration, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 9—“Procedures for Tendering Notes—Book-Entry Delivery Procedures” below, such Notes will be credited to an account maintained at the Book-Entry Transfer Facility designated by the participant therein who so delivered such Notes), promptly following the Expiration Time or the termination of the Offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering holders to receive payments for Notes validly tendered and accepted for payment pursuant to the Offer.

Section 8.    Expiration, Extension, Amendment or Termination of the Offer

The Offer will expire at 12:00 Midnight, Eastern time, on June 4, 2003, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”).

We expressly reserve the right, at any time or from time to time, subject to applicable law, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, the Notes, by giving oral or written notice of such extension to the Depositary, (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary and (iii) to terminate the Offer without purchasing any Notes. We will follow any extension, amendment or termination as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 am., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through Business Wire.

If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 10 —“Withdrawal of Tenders.” However, our ability to delay the payment for Notes which we have accepted for payment is limited by Rule l4e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case to the extent required by law.

Section 9.    Procedures for Tendering Notes

You will not be eligible to receive the Purchase Price unless you tender Notes prior to the Expiration Time.

Tender of Notes.    Your tender of Notes (and our subsequent acceptance of your tender pursuant to one of the procedures set forth below) will constitute a binding agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

Only registered holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not registered holders will depend upon the manner in which the Notes are held.

THE METHOD OF DELIVERY OF NOTES, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING SUCH NOTES AND DELIVERING SUCH LETTER OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. THE DATE OF ANY POSTMARK OR OTHER INDICATION OF WHEN A NOTE OR THE LETTER OF TRANSMITTAL WAS SENT WILL NOT BE TAKEN INTO ACCOUNT IN DETERMINING WHETHER SUCH MATERIALS WERE TIMELY RECEIVED. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT YOU USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT YOU MAIL THE REQUIRED DOCUMENTS SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH TIME.

Specification of Purchase Price.    In accordance with the instructions contained in the Letter of Transmittal, holders desiring to tender their Notes in the Offer must properly either (a) indicate in the section therein captioned “Description of Notes Tendered”, the price (in increments of $2.50 per $1,000 principal amount at maturity) at which Notes are being tendered, within the range specified above for such Notes, or (b) not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such Notes being tendered and to accept the Purchase Price determined by Corning in accordance with the terms of the Offer. In accordance with the instructions contained in the Letter of Transmittal, a holder may tender different portions of the principal amount of its Notes at different prices; however, a holder may not specify prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such holder. The same Notes cannot be tendered at more than one price. To tender Notes properly, only one price within the price range (or no price) can be specified in the appropriate section in the Letter of Transmittal.

Holders must clearly specify in the Letter of Transmittal the price within the price range at which the Notes are being tendered (or, alternatively, not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such Notes being tendered and to accept the Purchase Price determined by Corning with respect to the terms of the Offer).

Tendering Without Specifying a Price.    As described above, a holder may tender Notes in the Offer without specifying a tender price in respect of any or all of such Notes. Subject to the terms and conditions of the Offer, holders who have tendered Notes in the Offer without specifying an offer price and whose Notes are accepted will receive the Purchase Price, subject to any proration.

Tender of Notes Held in Physical Form.    To tender effectively Notes held in physical form pursuant to the Offer, the holder of the Notes must properly complete and duly execute the Letter of Transmittal (or a facsimile thereof) and deliver the Letter of Transmittal, any other documents required by the Letter of Transmittal and certificates representing the Notes to be tendered, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time (or delivery of Notes may be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below). If you desire to tender Notes and you cannot comply with the procedures for tender on a timely basis or your Notes are not immediately available, you must comply with the procedures discussed below for guaranteed delivery. LETTERS OF TRANSMITTAL AND NOTES SHOULD BE SENT ONLY TO THE DEPOSITARY AND SHOULD NOT BE SENT TO US, DTC, THE DEALER MANAGERS OR THE INFORMATION AGENT.

If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such holder(s) appear(s) on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below.

Tender of Notes Held Through a Custodian.    To tender effectively Notes that are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Notes on the beneficial owner’s behalf. If you are a beneficial owner and wish to tender Notes yourself, you must, prior to completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in your name or arrange for the record holder to tender such Notes by following the procedures described in this Offer to Purchase and the Letter of Transmittal. The transfer of record ownership may take considerable time.

Tender of Notes Held Through DTC.    To tender effectively Notes that are held through DTC, DTC participants must, instead of physically completing and signing the Letter of Transmittal, electronically transmit their acceptance through DTC’s Automated Tender Offer Program, or ATOP (for which the Offer will be eligible), and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. DTC is obligated to communicate these electronic instructions to the Depositary. To tender Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Depositary must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

Book-Entry Delivery Procedures.    The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, timely book-entry delivery of Notes pursuant to the Offer requires receipt of a confirmation (a “Book-Entry Confirmation”) at or prior to the Expiration Time. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in connection with such book-entry transfer, together with any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the guaranteed delivery procedure described below must be complied with, to receive payment for tendered Notes. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Holders desiring to tender Notes should also note that such holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participants.

Notwithstanding any other provision of the Offer, payment for Notes tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of the tendered Notes (or Book-Entry Confirmation, including by means of an Agent’s Message, of the transfer of such Notes into the Depositary’s account at DTC as described above), and a Letter of Transmittal (or facsimile copy thereof or Agent’s Message) with respect to such Notes, properly completed and duly executed, with any other documents required by the Letter of Transmittal.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if the Notes tendered are tendered and delivered (a) by a registered holder of the Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) and payment of the purchase price is to be made, or if any Notes not tendered or not accepted for payment are to be issued directly to such holder (or if tendered by a participant in DTC, any Notes not tendered or not accepted for payment are to be credited to such DTC participant’s account) and none of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal have been completed, or (b) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes and any endorsements on certificates must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). See the Instructions to the Letter of Transmittal.

Mutilated, Lost, Stolen or Destroyed Certificates.    If you desire to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, you should contact the trustee for the Notes, JP Morgan Chase Bank, Attention: Corporate Trust Services (telephone: (800) 275-2048), to receive information about the procedures for obtaining replacement certificates for the Notes. We encourage you to contact the trustee immediately in order to permit timely processing of the documentation that may be required to replace mutilated, lost, stolen or destroyed certificates.

Guaranteed Delivery.    If you desire to tender Notes pursuant to the Offer and (a) certificates representing such Notes are not immediately available, (b) time will not permit your Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary prior to the Expiration Time, or (c) the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed prior to the Expiration Time, you may nevertheless tender such Notes with the effect that such tender will be deemed to have been received prior to the Expiration Time if all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) prior to the Expiration Time, the Depositary has received from such Eligible Institution, at the address of the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) substantially in the form provided by us, setting forth the name(s) and address(es) of the holder(s) and the principal amount at maturity of Notes being tendered, and stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the date of the Notice of Guaranteed Delivery, a properly completed and executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message) and certificates evidencing the Notes (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC), and any other documents required by the Letter of Transmittal and the Instructions thereto, will be deposited by such Eligible Institution with the Depositary; and

(iii) such Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message), together with certificates for all physically delivered Notes in proper form for transfer (or confirmation or book-entry transfer of such Notes into the Depositary’s account with DTC) and all other required documents are received by the Depositary within three NYSE trading days after the date of the Notice of Guaranteed Delivery.

Under no circumstances will Notes accrete in value nor will the Purchase Price bear any interest by reason of any delay in making payment to any person using the guaranteed delivery procedures. The Purchase Price for Notes tendered pursuant to the guaranteed delivery procedures will be the same as that for Notes delivered to the

Depositary prior to the Expiration Time, even if the Notes to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Notes is delayed.

Effect of the Letter of Transmittal.    Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or in the case of a book-entry transfer, by transmitting an Agent’s Message), a tendering holder of Notes (a) irrevocably sells, assigns and transfers to, or upon the order of, Corning all right, title and interest in and to all the Notes tendered thereby and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Depositary also acts as agent of Corning) with respect to any such tendered Notes (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Corning, (ii) present such Notes for transfer of ownership on the security register for the Notes and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes, all in accordance with the terms of the Offer.

Backup Withholding.    To prevent backup withholding, each tendering U.S. Holder of Notes must provide the Depositary, or must have previously provided to the authorized institution which is a participant in DTC, with such holder’s correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. A tendering Non-U.S. Holder should complete an Internal Revenue Service (“IRS”) Form W-8BEN or an IRS Form W-8ECI, rather than a Substitute Form W-9, certifying its foreign status and thereby qualifying for an exemption from backup withholding. See Section 13 — “Certain United States Federal Income Tax Consequences.”

Determination of Validity.    All questions as to the form of all documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by us, in our sole discretion, and our determination shall be final and binding. Conditional or contingent tenders, or tenders in excess of the maximum price in the range set forth on the cover of the Offer to Purchase will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes determined by us not to be in proper form or if the acceptance for payment of, or payment for, such Notes may, in our opinion, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defects or irregularities in any tender as to particular Notes whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Any defect or irregularity in connection with tenders of Notes must be cured within such time as we determine, unless waived by us. None of Corning, the Dealer Managers, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to holders for failure to give any such notice. If we waive our right to reject a defective tender of Notes, the tendering holder will be entitled to the applicable payments.

Compliance with “Short Tendering” Rule.    It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and Corning with respect to the Offer upon the terms and subject to the conditions of the Offer, including the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

Section 10.    Withdrawal of Tenders

You may withdraw your tendered Notes at any time prior to the Expiration Time but not thereafter, except as set forth below. In addition, you may withdraw tendered Notes if we terminate the Offer without purchasing any Notes. If we terminate the Offer or do not purchase any Notes in the Offer, we will instruct the Depositary to return your tendered Notes to you, or in the case of book-entry Notes, re-register your Notes to your account on their book-entry system promptly following the earlier of such termination or the Expiration Time, without cost or expense to you. You may also withdraw tendered Notes if we have not yet accepted them for payment, after July 2, 2003, 40 business days from the date of this Offer to Purchase. We will not pay any consideration in respect of Notes that are withdrawn from the Offer.

If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for payment or pay for the Notes tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the Depositary to retain tendered Notes (subject to the right of withdrawal in certain circumstances and subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or a “Request Message” as defined below must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or after July 2, 2003, if the Notes have not already been accepted for payment by us. Any notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn, and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount at maturity represented by such Notes and (iii) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer sufficient to have the trustee or DTC, as the case may be, register the transfer of Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal on behalf of such holder. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. In lieu of submitting a written, telegraphic or facsimile transmission note of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a Request Message to the Depositary. The term “Request Message” means a message transmitted by DTC and received by the Depositary, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a timely and properly completed and presented notice of withdrawal or a Request Message is effective immediately upon receipt thereof, even if physical release is not yet effected.

Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Notes may be re-tendered by following one of the procedures described in Section 9 — “Procedures for Tendering Notes,” or the instructions set forth in the Letter of Transmittal, at any time prior to the Expiration Time.

Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

If you tender your Notes in the Offer, you may convert your Notes into our common stock only if you withdraw your Notes prior to the time at which your right to withdraw has expired. As of May 6, 2003, the Notes were convertible into shares of our common stock at a conversion rate of 8.3304 shares of common stock per $1,000 principal amount at maturity of Notes.

All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a Request Message, will be determined by us, in our sole discretion (and our determination shall be final and binding). None of Corning, the Depositary, the Information Agent, the Dealer Managers, the trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or Request Message or incur any liability for failure to give any such notification.

Section 11.    Source and Amount of Funds

The total amount of funds required by Corning to purchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $605 million (assuming the full Offer Amount of the outstanding principal amount at maturity of Notes are tendered and accepted for payment at the Maximum Offer Price). We intend to fund our purchase of Notes from available cash on hand.

A portion of our cash on hand was received by us in connection with our sale on April 28, 2003 of 50,000,000 shares of our Common Stock, par value $.50, in a public offering (the “Offering”). The net proceeds received in the Offering was approximately $267.3 million. We intend to use the net proceeds from the Offering to fund a portion of our purchase of the Notes.

Section 12.    Conditions of the Offer

Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) any rights we may have to extend and/or amend the Offer, we will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or payment for, any tendered Notes, subject to the rules under the Exchange Act, and we may terminate the Offer, if:

•	any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced, or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer including any such event that would make the Offer illegal;

•	we have determined that the acceptance for payment of, or payment for, some or all of the Notes would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which we may be bound or subject;

•	there shall have occurred (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities on the NYSE or in the over-the-counter market (whether or not mandatory); (b) any material adverse change in the United States’ securities or financial markets; (c) a material impairment in the trading market for debt securities; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) the commencement or material escalation of a war, armed hostilities or other national or international emergency or crisis; (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (g) any material change in United States currency exchange rate or a suspension of, or limitation on, the markets therefore (whether or not mandatory); (h) any material adverse change in the market price or rating of the Notes or our common stock; or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	the trustee under the Indenture shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or the acceptance of or payment for any of the Notes;

•	there shall have occurred or be likely to occur any event or series of events that, in our reasonable judgment:

—	could prohibit, prevent, restrict or delay consummation of the Offer; or

—	materially and adversely affect our and our subsidiaries’ business, assets, condition (financial or otherwise), income, operations or prospects or stock ownership, taken as a whole;

•	a tender or exchange offer for any or all of the Notes (other than this Offer), or any merger, acquisition proposal, business combination, tender offer or other similar transaction with or involving us has been proposed, announced or made by any person or has been publicly disclosed;

•	we have learned that a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock; or

•	there shall have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any shares of our common stock.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to such condition or may be waived by us in whole or in part at any time and from time to time. If any condition to the Offer is not satisfied or waived by us prior to the Expiration Time, we reserve the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the tendered Notes to the tendering holders; (ii) to waive all unsatisfied conditions and accept for payment and purchase Notes up to the Offer Amount that are validly tendered (and not withdrawn) prior to the Expiration Time; (iii) to extend the Offer and retain the Notes that have been tendered during the period for which the Offer is extended; or (iv) to amend the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any of our other rights and each such right will be deemed an ongoing right which we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Section 13.    Certain United States Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences resulting from the sale of the Notes pursuant to the Offer for U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). It is provided for general informational purposes only and is not tax advice. It is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, IRS rulings, and judicial decisions, all as in effect on the date of this Offer, and all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Notes are held as “capital assets” within the meaning of section 1221 of the Code. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of holders subject to special treatment under the U.S. federal income tax laws, (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, entities treated as partnerships or other pass through entities, expatriates, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Notes as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, or persons that have a functional currency other than the U.S. dollar).

THIS SUMMARY OF U.S. FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE OFFER, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

As used in this Section, a U.S. Holder means (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust: (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A Non-U.S. Holder is any holder (other than an entity treated as a partnership) that is not a U.S. Holder as defined above.

If a partnership holds the Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your own tax advisors.

Sale of Notes Pursuant to the Offer

Consequences to U.S. Holders.    Your receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, you will generally recognize capital gain or loss on the sale of a Note in an amount equal to the difference between the amount of cash received for the Note and your “adjusted tax basis” in the Note at the time of the sale. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale. Long-term capital gains of non-corporate holders are generally taxable at a maximum rate of 20%. Capital gains of corporate holders are generally taxable at the regular tax rates applicable to corporations. Your ability to deduct capital losses may be limited.

Generally, your adjusted tax basis for a Note will be equal to the amount paid for the Note, increased by the amount of the Original Issue Discount (“OID”) and, if the election described below has been made, “market discount” previously included in your income and decreased by any “acquisition premium” in respect of the Note which has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a Note over its issue price and a ratable daily portion thereof must be included in income by a holder on a constant yield basis.

An exception to the capital gain treatment described above may apply if you purchased a Note at a market discount. If you acquired a Note at a cost that is less than its adjusted issue price, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by you on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that you have accrued (on a straight line basis or, at your election, on a constant yield basis), unless you have elected to include market discount in income currently as it accrues.

If you purchased your Note for an amount that was greater than the adjusted issue price but less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased such Note at an acquisition premium. As a result, the amount of OID that you were required to include each year in income with respect to your Note, as well as your adjusted tax basis in the Note, will have been reduced by the allocable portion of such acquisition premium.

Consequences to Non-U.S. Holders.    Generally, amounts paid to you upon the sale of a Note pursuant to this Offer that are attributable to OID accrued while you held the Note will be be subject to U.S. federal income tax if the OID qualifies as “portfolio interest.” Generally, OID on the Notes will qualify as portfolio interest if: (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote, (2) you are not a controlled foreign corporation that is related to us through stock ownership, (3) you are not a bank receiving interest on extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; (4) the payment is not effectively connected with the conduct of a trade or business in the United States; and (5) either (a) you provide us (or the paying agent) with a statement which sets forth your address, and certifies, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN) or (b) a financial institution holding the Note on you behalf furnishes us (or the paying agent) with a copy of such statement or certifies, under penalties of perjury (which certification may be made on an IRS Form W-8IMY), that it has or will provide us (or the paying agent) with a withholding statement.

Generally, any gain that you realize upon the sale of a Note pursuant to this Offer will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with your conduct of a trade or business in the United States, or where a tax treaty applies, is attributable to your United States permanent establishment, (ii) if you are an individual, you are present in the United States for 183 days or more in the taxable year of the Offer and certain other conditions are met or (iii) we are a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or the period during which you held the Note. We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

If you are described in (i) above, you will be subject to tax on the net gain derived from the sale of the Note under regular graduated U.S. federal income tax rates. If you are a Non-U.S. Holder that is a foreign corporation and you fall under (i) above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits. If you are described under (ii) above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Special rules may apply to you upon the sale of a Note if you are a “controlled foreign corporation,” a “passive foreign investment company,” a “foreign personal holding company” or a U.S. expatriate. Such entities and individuals are subject to special treatment under the Code and should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

U.S. Holders.    Payments made to you pursuant to the Offer may be subject to information reporting and backup withholding tax. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to you will be subject to information reporting and backup withholding tax if you:

•	fail to furnish your taxpayer identification number (“TIN”), which, if you are an individual, is ordinarily your social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

The amount of any reportable payments made to you (except if you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the IRS for each calendar year.

Non-U.S. Holders.    Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of the sale of a Note within the United States or conducted through United States-related financial intermediaries unless you provide appropriate certification of your non-U.S. status (and the payor does not have actual knowledge or reason to know that you are a United States person). You should follow the instructions set forth in the Letter of Transmittal with respect to IRS Form W-8BEN in order to establish your exemption from information reporting and backup withholding. If you are engaged in a trade or business in the United States and the sale of the Note is effectively connected with your conduct of a trade or business in the United States, you should provide us with an IRS Form W-8ECI certifying that the payments are effectively connected with the conduct of a trade or business in the United States in order to establish your exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

To prevent backup withholding, you should complete the Substitute W-9 in the Letter of Transmittal certifying that the TIN provided on such from is correct and that payments to you are not subject to backup withholding. The backup withholding tax is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Section 14.    Dealer Managers, Depositary and Information Agent

Dealer Managers.     J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as the Dealer Managers for us, and have provided certain financial advisory services to us, in connection with the Offer. In their capacity as dealer managers, J.P. Morgan Securities Inc. and Banc of America Securities LLC may contact holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer and related material to beneficial owners of the Notes. The Dealer Managers will receive customary fees for their services in relation to the Offer. We will reimburse the Dealer Managers for their reasonable and customary out-of-pocket expenses. We have agreed to indemnify the Dealer Managers against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of this Offer or our engagement of the Dealer Managers.

The Dealer Managers and their affiliated entities have agreed not to actively trade the Notes for their own accounts without our written consent until ten business days after the Expiration Time. All inquiries and correspondence addressed to the Dealer Managers relating to the Offer should be directed to the address or telephone number set forth on the back of this Offer to Purchase.

The Dealer Managers and their affiliates have in the past provided banking and investment banking services to us for which they have received customary compensation. From time to time, the Dealer Managers may provide other services to us and our affiliates.

Depositary.    We have appointed Alpine Fiduciary Services, Inc. as Depositary for the Offer. Alpine Fiduciary Services, Inc. and/or its affiliates may act as Depositary for and/or have other customary banking relationships with us. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. If you have questions concerning tender procedures or your Notes have been mutilated, lost, stolen or destroyed, you should contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable and customary out-of-pocket expenses. We will indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

Information Agent.    We have appointed Georgeson Shareholder Communications Inc., as Information Agent for the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable and customary out-of-pocket expenses. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or any other document may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

None of the Dealer Managers, the Depositary or the Information Agent assume any responsibility for the accuracy or completeness of the information concerning us or our respective affiliates contained in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Section 15.    Fees and Expenses

In addition to reasonable and customary fees and expenses of the Dealer Managers, the Depositary, the Information Agent and the trustee, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the Letter of Transmittal and any related documents to the beneficial owners of the Notes, and in handling or forwarding Letters of Transmittal for their customers. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Notes pursuant to the Offer.

Section 16.    Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 4 with respect to information concerning us.

Tendering holders should rely only on the information contained in this document or to which we have referred them. No person has been authorized to give any information or make any representation on behalf of Corning, the Dealer Managers, the Depositary or the Information Agent in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal.

CORNING INCORPORATED

May 7, 2003

Copies and manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Notes and any other required documents should be sent by each holder or such holder’s banker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below.

The Depositary for the Offer is:

Alpine Fiduciary Services, Inc.

By Overnight Delivery:	By Registered/Certified U.S. Mail:	By Hand:

Alpine Fiduciary Services, Inc.	Alpine Fiduciary Services, Inc.	Alpine Fiduciary Services, Inc.
c/o Georgeson Shareholder Communications Inc. 111 Commerce Road Carlstadt, NJ 07072	c/o Georgeson Shareholder Communications Inc. P.O. Box 2056 South Hackensack, NJ 07606-9974 Attn: Corporate Actions Dept.	c/o Securities Transfer and Reporting Services, Inc. (STARS, Inc.) 100 William Street, Lower Galleria New York, NY 10038

By facsimile for eligible institutions: (201) 559-1162

For confirmation and/or information call: (201) 559-1152

Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent as listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street

New York, NY 10004

Call Toll-Free: (800) 849-4134

The Dealer Managers for the Offer are:

270 Park Avenue New York, NY 10017 (212) 834-4388 (Toll-Free): (866) 834-4666	9 West 57th Street New York, NY 10019 (212) 933-2200 (Toll-Free): (888) 583-8900, extension 2200